Exhibit 23.1
Consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm
      We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-105550 and 333-110966) and related Prospectuses, and also in the Registration Statements (Form S-8 Nos. 333-60207, 333-101673 and 333-114531) of our reports dated March 4, 2005, with respect to the consolidated financial statements and schedule of United Defense Industries, Inc. (“United Defense”), United Defense management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Defense, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.
/s/ Ernst & Young LLP
McLean, Virginia
March 4, 2005

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